Exhibit 3.1

Amendment to the
Amended Articles of Incorporation
of
Morgan’s Foods, Inc.

The Amended Articles of Incorporation of Morgan’s Foods, Inc. are amended by adding at the end of ARTICLE FOURTH a new Section 5, as follows:

Section 5.                      Series A Preferred Shares.

(a)           Designation and Amount.  Of the 1,000,000 authorized Preferred Shares, without par value, 100,000 are designated as a series designated as “Series A Preferred Shares” (the “Series A Preferred Shares”). The Series A Preferred Shares have the express terms set forth in this Article Fourth as being applicable to all Preferred Shares as a class and, in addition, the following express terms applicable to all Series A Preferred Shares as a series of Preferred Shares. The number of Series A Preferred Shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate of amendment pursuant to the provisions of the General Corporation Law of the State of Ohio stating that such increase or reduction has been so authorized; however, no decrease shall reduce the number of Series A Preferred Shares to a number less than that of the Series A Preferred Shares then outstanding plus the number of Series A Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

(b)           Dividends and Distributions.

(1)(i)           Subject to the rights of the holders of any series of preferred shares (or any similar shares) ranking prior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares and of any other junior shares, will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares after the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, after the first issuance of any Series A Preferred Share or fraction thereof. The multiple of cash and noncash dividends declared on the Common Shares to which holders of the Series A Preferred Shares are entitled, which is 1,000 initially but which will be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.”  If the Company at any time after April 8, 1999 (the “Rights Declaration Date”):  (i) declares or pays any dividend on the Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends that holders of Series A Preferred Shares are entitled to receive will be the Dividend Multiple applicable immediately prior to that event multiplied by a fraction, the numerator of which is the number of Common Shares outstanding immediately after that event and the denominator of which is the number of Common Shares that were outstanding immediately prior to that event.

(ii)           Notwithstanding anything else contained in this paragraph (1), the Company shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Shares as provided in this paragraph (1) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); but if no dividend or distribution has been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Shares shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date.

Dividends will begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest.  Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

(c)           Reacquired Shares.  Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued preferred shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(d)           Liquidation, Dissolution Or Winding Up.  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution may be made (x) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares, or (y) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Company at any time after the Rights Declaration Date (i) declares or pays any dividend on Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount per share to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (x) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Neither the consolidation of nor merging of the Company with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Company, will be considered to be a liquidation, dissolution or winding up of the Company within the meaning of this paragraph (d).

(e)           Consolidation, Merger, etc.  If the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares, stock or securities, cash or any other property, then in any such case the Series A Preferred Shares will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, stock, securities, or other property, as the case may be, into which or for which each Common Share is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series A Preferred Shares. If the Company at any time after the Rights Declaration Date (i) declares or pays any dividend on Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(f)           Redemption.  The Series A Preferred Shares are not redeemable, but the foregoing does not limit the ability of the Company to purchase or otherwise deal in the Series A Preferred Shares to the extent otherwise permitted hereby and by law.

(g)           Amendment.  The Amended Articles of Incorporation of the Company, as amended, may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting separately as a class.

(h)           Fractional Shares.  Series A Preferred Shares may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which will entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Shares. In lieu of fractional shares, the Company may elect to make a cash payment as provided in that certain Amended and Restated Rights Agreement dated as of October 2, 2007, between the Company and Computershare Trust Company, N.A., a national banking association, as rights agent, for fractions of a share smaller than one one-thousandth (1/1,000th) of a share or any integral multiple thereof.